EXHIBIT 10.51

Second Amendment
to
Employment Agreement

This Second Amendment to Employment Agreement (the “Second Amendment”), is being entered into effective April 6, 2009 by and between ImageWare Systems, Inc., a Delaware corporation (the “Company”) and Mr. Wayne Wetherell (the “Executive”).

Whereas, the Company and Executive entered into an Employment Agreement dated as of September 27, 2005 and subsequently amended on September 27, 2008 (as amended, the “Employment Agreement”);

WHEREAS, the Executive continues to perform valuable services for the Company and the Company desires to assure itself of the continuing services of Executive; and

WHEREAS, in consideration of the foregoing and in order to amend the terms of the Agreement and to provide for the continued services of the Executive in accordance with the present intent of the Company and the Executive.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, and in further consideration of the mutual covenants contained in the Employment Agreement, the parties do hereby agree that the Employment Agreement is hereby amended as follows:

1.           Section 9 of the Employment Agreement shall be deleted in its entirety and replaced with the following:

9.
Code Section 409A.  "In the event that any amount or benefit to be paid or provided to Executive under Section 5 of this Agreement would give rise to the imposition of any tax under Section 409A of the Code ("Section 409A"), the Company will not pay any such amounts or provide any such benefits during the six-month period following Executive's “separation of service (as defined in Section 409A).  If any amount or benefit is not paid or provided to Executive as a result of the previous sentence, on the first day following the six-month period after the Executive's separation of service, the Company will pay pr provide Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been paid to Executive during such six-month period but were not paid.  Thereafter, Executive will receive his remaining  amounts and benefits in accordance with this Agreement."

2.	Section “2. Term of Agreement” strike the language “continue until June 30, 2009” and replace it with “continue until December 31, 2009”.

3.	Except as expressly amended herein, the Employment Agreement shall continue and be in full force in all respects.

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ImageWare Systems, Inc.                                                                           Wayne Wetherell